CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus Supplement of TBW Mortgage-Backed Trust Series 2007-2, relating to the TBW Mortgage-Backed Pass-Through Certificates, Series 2007-2, comprising part of the Registration Statement (No. 333-140945) of Credit Suisse First Boston Mortgage Securities Corp., of our report dated February 26, 2007 relating to the consolidated financial statements of Assured Guaranty Corp. as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, which appears as Exhibit 99.1 in Assured Guaranty Ltd’s Annual Report on Form 10-K/A for the year ended December 31, 2006. We also consent to the reference to our firm under the caption “Experts” in such Prospectus Supplement.

New York, New York
May 29, 2007

/s/ PricewaterhouseCoopers LLP